                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                               (Amendment No. 7)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)



                            AMERADA HESS CORPORATION
                           --------------------------
                                (Name of Issuer)


                                  Common Stock
                          ----------------------------
                         (Title of Class of Securities)


                                   023551 10 4
                               ------------------
                                 (CUSIP Number)


                               December 31, 2005
                           -------------------------
             (Date of Event Which Requires Filing of this Statement)




        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                  Rule 13d-1 (b)
                                X Rule 13d-1 (c)
                                  Rule 13d-1 (d)

                                                 PAGE   1      OF   5      PAGES
                                                      --------    --------


                              CUSIP NO. 023551 10 4




------------ -------------------------------------------------------------------
    1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Nicholas F. Brady
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)       X
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    3.
             SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------ -------------------------------------------------------------------
----------------------- ------ -------------------------------------------------

                         5.    SOLE VOTING POWER          52,110 shares
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH                  See Note 8
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         6.    SHARED VOTING POWER     2,632,425 shares

                               See Notes 2 and 9
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         7.    SOLE DISPOSITIVE POWER     52,110 shares

                               See Note 8
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER   6,897,561 shares

                               See Notes 1, 2 and 9.
----------------------- ------ -------------------------------------------------
------------ -------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,949,671 shares
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 |_|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.44%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

                                                PAGE    2     OF     5     PAGES
                                                     --------    ---------


                              CUSIP NO. 023551 10 4




------------ -------------------------------------------------------------------
    1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              John B. Hess
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)       X
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    3.
             SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------ -------------------------------------------------------------------
----------------------- ------ -------------------------------------------------
                         5.    SOLE VOTING POWER  10,264,238 shares
   NUMBER OF SHARES
BENEFICIALLY OWNED BY          See Note 1, Note 3, Note 4 and Note 5.
EACH REPORTING PERSON
         WITH
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         6.    SHARED VOTING POWER           42,425 shares

                               See Note 3.
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         7.    SOLE  DISPOSITIVE POWER    1,538,207 shares

                               See Note 3 and Note 5.
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER   8,351,528 shares

                               See Note 1, Note 3 and Note 4.
----------------------- ------ -------------------------------------------------
------------ -------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             10,314,253 shares
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                       |_|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             10.99%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

                                                 PAGE   3      OF    5     PAGES
                                                            --------    --------


                              CUSIP NO. 023551 10 4



------------ -------------------------------------------------------------------
    1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas H. Kean
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)       X
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    3.
             SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------ -------------------------------------------------------------------
----------------------- ------ -------------------------------------------------

                         5.    SOLE VOTING POWER          5,600 shares
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         6.    SHARED VOTING POWER        2,620,798 shares

                               See Note 2
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         7.    SOLE  DISPOSITIVE POWER    5,600 shares
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER   6,885,934 shares

                               See Note 1 and Note 2
----------------------- ------ -------------------------------------------------
------------ -------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,891,534 shares
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                       |_|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


              7.38%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                              PAGE   4       OF     5      PAGES
                                                  ---------    ----------


                              CUSIP NO. 023551 10 4



------------ -------------------------------------------------------------------
    1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Burton T.  Lefkowitz
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)       X
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    3.
             SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------ -------------------------------------------------------------------
----------------------- ------ -------------------------------------------------

                         5.    SOLE VOTING POWER     none
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         6.    SHARED VOTING POWER             none

----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         7.    SOLE  DISPOSITIVE POWER    none
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER    4,265,136 shares

                               See Note 1.
----------------------- ------ -------------------------------------------------
------------ -------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,265,136  shares
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                       |_|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.58%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                 PAGE   5      OF    5     PAGES
                                                            --------    --------


                              CUSIP NO. 023551 10 4



------------ -------------------------------------------------------------------
    1.
             NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              John Y. Schreyer
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    2.
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)      |_|
                                                                   (b)       X
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    3.
             SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    4.
             CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------ -------------------------------------------------------------------
----------------------- ------ -------------------------------------------------

                         5.    SOLE VOTING POWER             123,726 shares
   NUMBER OF SHARES
BENEFICIALLY OWNED BY          See Note 6.
EACH REPORTING PERSON
         WITH
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         6.    SHARED VOTING POWER            50,426 shares

                               See Note 7.
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         7.    SOLE  DISPOSITIVE POWER       123,726 shares

                               See Note 6.
----------------------- ------ -------------------------------------------------
----------------------- ------ -------------------------------------------------

                         8.    SHARED DISPOSITIVE POWER    6,461,189 shares

                               See Note 1, Note 4 and Note 7.
----------------------- ------ -------------------------------------------------
------------ -------------------------------------------------------------------
    9.
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 6,637,003 shares
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10.
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                       |_|
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11.
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.12%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12.
             TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------

                                  Notes to 13G

Note 1. This amount includes 4,265,136 shares held by a charitable lead annuity trust established under the will of Leon Hess. John B. Hess has sole voting power of this stock held by this trust and shares dispositive power over such stock with the other filing persons who are the other trustees of this trust.

Note 2. This amount includes 2,247,073 shares held by an irrevocable trust for the benefit Mr. John B. Hess' mother. This trust also holds an additional 373,725 shares currently issuable upon conversion of 450,000 shares of issuer's mandatory convertible preferred stock held by this trust. Messrs. Brady and Kean, as trustees of this trust, share voting and dispositive power with respect to shares held by this trust, except for shares issuable upon conversion of the preferred shares referred to above as to which the trustees have such powers only upon conversion.

Note 3. This figure includes 498,630 shares owned directly by Mr. Hess as to which he has sole voting and dispositive power. This amount also includes an aggregate of 790,626 shares held by Mr. Hess' siblings or by trusts for the benefit of Mr. Hess' siblings, as to which Mr. Hess has sole voting power and as to 544,108 shares of which he shares dispositive power pursuant to a shareholders agreement among, inter alia, Mr. Hess and his siblings; an aggregate of 487,582 shares held by five trusts for the benefit of Mr. Hess and his heirs, of which Mr. Hess is trustee or co-trustee and as to which he has sole voting power, and as to 279,493 shares of which he has sole dispositive power and as to 208,089 shares of which he shares dispositive power; 901,071 shares held by a trust for the benefit of Mr. Hess and his siblings, of which he is a co-trustee and has sole voting power and shared dispositive power, 245,072 shares held by a trust of which Mr. Hess has sole voting power and shares dispositive power pursuant to a shareholders agreement between, inter alia, Mr. Hess and his spouse, as trustee; 42,425 shares held by a trust of which Mr. Hess is a co-trustee and shares voting and dispositive power; 178,000 shares of restricted stock held in escrow under the Issuer's incentive compensation plan as to which Mr. Hess has voting but not dispositive power; 703,000 shares underlying options to purchase common stock of the Issuer, as to which he has sole voting and dispositive power only upon exercise of such options; and 41,525 shares currently issuable upon conversion of 50,000 shares of Issuer's mandatory convertible preferred stock held by Mr. Hess, as to which he has sole voting and dispositive power only upon conversion of such preferred shares.

Note 4. This amount includes 2,145,627 shares held by the Hess Foundation, Inc. of which Messrs. Hess and Schreyer are directors and as to which Mr. Hess has sole voting power and shares dispositive power with, inter alia, Mr. Schreyer.

Note 5. Represents 15,559 shares vested in the name of John B. Hess under Issuer's Employees' Savings and Stock Bonus Plan. Mr. Hess has sole dispositive power with respect to all these shares and sole voting power with respect to 7,969 of such shares.

Note 6. This amount includes 32,064 shares owned directly by Mr. Schreyer as to which he has voting and dispositive power; 90,000 shares underlying options to purchase Common Stock of Issuer, as to which he has sole voting and dispositive power only upon exercise of such options; and 1,662 shares currently issuable upon conversion of 2,000 shares of issuer's mandatory convertible preferred stock held by Mr. Schreyer, as to which Mr. Schreyer has sole voting and dispositive power only upon conversion of such preferred shares.

Note 7. This amount includes 50,426 shares held by four trusts as to which Mr. Schreyer has shared voting and dispositive power.

Note 8. This amount includes 33,500 shares held directly by Mr. Brady as to which he has sole voting and dispositive power; 2,000 shares held by a limited liability company of which Mr. Brady is the managing member and as to which he has sole voting and dispositive power; and 16,610 shares currently issuable upon conversion of issuer's mandatory convertible preferred stock held by Mr. Brady, as to which he has sole voting and dispositive power only upon conversion of such preferred shares.

Note 9. This amount includes 8,305 shares currently issuable upon conversion of 10,000 shares of issuer's mandatory convertible preferred stock held by a charitable foundation, and 3,322 shares issuable upon conversion of 4,000 shares of such preferred stock held by two trusts of which Mr. Brady is a co-trustee, in each case as to which Mr. Brady shares voting and dispositive power only upon conversion of such preferred shares.

Item 1(a).    Name of Issuer:

              Amerada Hess Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:

              1185 Avenue of the Americas
              New York, NY 10036

Item 2(a).    Name of Person Filing:

              See respective cover pages.

Item 2(b).    Address of Principal Business Office or, if None, Residence:

              Nicholas F. Brady
              Choptank Partners
              16 North Washington Street
              Easton, MD 21601

              John B. Hess
              Amerada Hess Corporation
              1185 Avenue of the Americas
              New York, NY 10036

              Thomas H. Kean
              Drew University
              President's House
              36 Madison Avenue, Mead Hall
              Madison, NJ 07940-4005

              Burton T. Lefkowitz
              228 Delhi Road
              Scarsdale, New York 10583


              John Y. Schreyer
              Amerada Hess Corporation
              1185 Avenue of the Americas
              New York, NY 10036

Item 2(c).    Citizenship:

              United States of America

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              023551 10 4


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is:

              (a) A broker or dealer registered under Section 15 of the Exchange Act.

              (b)    A bank as defined in Section 3(a)(6) of the Exchange Act.

              (c) An insurance company as defined in Section 3(a)(19) of the Exchange Act.

              (d) An investment company registered under Section 8 of the Investment Company Act.

              (e) An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

              (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

              (g) A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G).

              (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

              (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

              (j)    A group, in accordance with Rule 13d-1(b)(ii)(J).

              If this statement is filed pursuant to Rule 13d-1(c), check
              this box.                                                      |X|

Item 4.       Ownership.


              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)    Amount beneficially owned:

            See respective cover pages.
            ---------------------------

       (b)    Percent of class:

            See respective cover pages.
            ---------------------------

       (c)    Number of shares as to which such person has:

            See respective cover pages.
            ---------------------------

       (i)    Sole power to vote or to direct the vote

            See respective cover pages.
            ---------------------------

       (ii)   Shared power to vote or to direct the vote

            See respective cover pages.
            ---------------------------

       (iii)  Sole power to dispose or to direct the disposition of

            See respective cover pages.
            ---------------------------

       (iv)   Shared power to dispose or to direct the disposition of

            See respective cover pages.
            ---------------------------

Item 5.         Ownership of Five Percent or Less of a Class.
              Not applicable

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
              As indicated in the Notes above, some of the shares owned are held for the account of other persons who have the right to receive dividends and the proceeds of the sale of such shares. Such shares held by the estate of Leon Hess or by trusts established under the will of Leon Hess represent more than five percent of the outstanding class.

Item 7.         Identification and Classification of the Subsidiary Which
              Acquired the Security Being Reported on by the Parent Holding Company.
              Not applicable

Item 8.         Identification and Classification of Members of the Group.
              Not applicable

Item 9.         Notice of Dissolution of Group.
              Not applicable

Item 10. Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned agrees that this statement is filed on behalf of each of them and certifies that the information set forth in this statement as to himself, and to his best knowledge as to each other filing person is true, complete and correct.


                                    February 10, 2006
                                ----------------------
                                         (Date)

                                /s/Nicholas F. Brady
                                ----------------------
                                   Nicholas F. Brady

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned agrees that this statement is filed on behalf of each of them and certifies that the information set forth in this statement as to himself, and to his best knowledge as to each other filing person is true, complete and correct.



                                    February 10, 2006
                                ----------------------
                                         (Date)

                                  /s/ John B. Hess
                                ----------------------
                                      John B. Hess

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned agrees that this statement is filed on behalf of each of them and certifies that the information set forth in this statement as to himself, and to his best knowledge as to each other filing person is true, complete and correct.




                                    February 10, 2006
                                ----------------------
                                         (Date)

                                 /s/ Thomas H. Kean
                                ----------------------
                                     Thomas H. Kean

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned agrees that this statement is filed on behalf of each of them and certifies that the information set forth in this statement as to himself, and to his best knowledge as to each other filing person is true, complete and correct.



                                    February 10, 2006
                               -------------------------
                                         (Date)

                               /s/ Burton T. Lefkowitz
                               -------------------------
                                   Burton T. Lefkowitz

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned agrees that this statement is filed on behalf of each of them and certifies that the information set forth in this statement as to himself, and to his best knowledge as to each other filing person is true, complete and correct.





                                    February 10, 2006
                                ----------------------
                                         (Date)

                                /s/ John Y. Schreyer
                                ----------------------
                                    John Y. Schreyer